UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2013

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2013, Commercial Vehicle Group, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Gerald L. Armstrong in connection with his previously announced departure, which will be effective on August 30, 2013. The Separation Agreement provides, among other things, that (i) Mr. Armstrong’s separation will be effective on August 30, 2013, (ii) Mr. Armstrong will continue to receive his current compensation and benefits through August 30, 2013, (iii) the Company will pay Mr. Armstrong twelve (12) months of severance through payroll continuation, in an amount not to exceed $365,981, and (iv) 49,416 shares of Mr. Armstrong’s unvested restricted stock will vest on August 30, 2013.

In the Separation Agreement, Mr. Armstrong agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to a successor employee. Mr. Armstrong also agreed to certain confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Armstrong released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement. The Separation Agreement provides that the Change in Control & Non-Competition Agreement, dated as of April 6, 2006 and amended on November 5, 2008 (the “Change in Control Agreement”) will remain in full force and effect until August 30, 2013, and upon Mr. Armstrong’s separation the Change in Control Agreement will be terminated.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of August 27, 2013, between the Company and Gerald L. Armstrong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.

August 29, 2013	By:	/s/ Chad M. Utrup
Name: Chad M. Utrup
Title: Chief Financial Officer